Exhibit (10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to Registration Statement No. 333-99389 on Form N-1A of our reports each dated May 24, 2013, relating to the financial statements and financial highlights of BBIF Treasury Fund, BBIF Government Securities Fund, , BBIF Money Fund and BBIF Tax-Exempt Fund, and relating to the financial statements and financial highlights of Master Treasury LLC, Master Government Securities LLC, Master Money LLC, and Master Tax-Exempt LLC, appearing in each respective fund’s Annual Report on Form N-CSR for the year ended March 31, 2013. We also consent to the references to us under the headings “Financial Highlights” and “Funds and Service Providers” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 26, 2013